Exhibit 99.1

Simulations Plus Reports Preliminary Revenues for Third Fiscal Quarter FY2014

New All-time Record Revenues in Third Quarter

LANCASTER, Calif.--(BUSINESS WIRE)-- Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its third fiscal quarter of fiscal year 2014, ended May 31, 2014 (3QFY14).

Mr. John R. Kneisel, chief financial officer of Simulations Plus, stated: “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 3QFY14. Net income will not be known until income taxes have been determined and our auditors review our Quarterly Report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the July 15, 2014 deadline.”

Preliminary results for the quarter:

•	This was the Company’s 27th consecutive profitable quarter
•	Preliminary revenues increased to $3.738 million, compared to $3.095 million in 3QFY13
•	This represents an increase of 20.8% over 3QFY13
•	Approximately 14.0% of revenues came from new software licenses
•	Approximately 2.8% of revenues came from consulting studies and collaborations
•	Cash as of June 2, 2014 was $8.0 million after a dividend distribution of approximately $800,000 was made on February 24, 2014, and a $2.5 million payment was made as part of the Termination and Non-Assertion agreement with TSRL that was announced May 19, 2014

Mr. John DiBella, vice president for marketing and sales of Simulations Plus, said: “As we noted last quarter, a major customer decided to slip a renewal order for one site that had been received in the second fiscal quarter last year to the third fiscal quarter this year in order to synchronize their renewals across their various sites. This renewal was approximately $300,000. Even excluding this order, preliminary revenues would have been an all-time record for any quarter at about $3.438 million, or 11.1% higher than 3QFY13.”

Mr. Walt Woltosz, chairman and CEO of Simulations Plus, added: “Simulations Plus continues its more-than-10-year track record of profitability and growth. We continue to interview and hire new scientists and engineers, and another will join us next week. We also continue to see new business opportunities in aerospace and in modeling data from magnetic resonance imaging (MRI) using our highly advanced artificial neural network ensemble modeling technology. We recently made a presentation to the Air Force Research Laboratory at Edwards Air Force Base (where I once worked) and we are encouraged by the interest shown there for this technology as well.”

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About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software products and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

Contacts

Simulations Plus Investor Relations
Ms. Renée Bouché, 661-723-7723
renee@simulations-plus.com
or
Hayden IR
Mr. Cameron Donahue, 651-653-1854
cameron@haydenir.com

Source: Simulations Plus, Inc.

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